UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 10, 2017

Chiasma, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	001-37500	76-0722250
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

275 Wyman Street, Suite 250 Waltham, MA		02451
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (617) 928-5300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01	Entry into a Material Definitive Agreement.

On November 10, 2017, Chiasma, Inc. (the “Company”) terminated that certain Sublease, dated as of November 20, 2015, by and between Cimpress USA Incorporated (“Cimpress”), as tenant, and the Company, as subtenant (the “Sublease”), pursuant to that certain Sublease Termination Agreement by and between the Company and Cimpress (the “Sublease Termination”). Pursuant to the Sublease, the Company took an occupational lease from Cimpress in respect of approximately 24,000 square feet of office space located at 275 Wyman Street in Waltham, Massachusetts.

The Sublease Termination accelerates the expiration date of the term of the Sublease from March 31, 2023 to December 1, 2017. Pursuant to the Sublease Termination, the Company paid Cimpress $1.0 million as consideration for Cimpress permitting the early termination of the Sublease. Upon exiting the facility, the Company expects to receive its security deposit of approximately $0.5 million. The Sublease Termination relieves the Company of approximately $5.5 million of operating lease obligations through 2023.

The foregoing is a brief description of certain of the terms of the Sublease Termination, does not purport to be complete and is qualified in its entirety by reference to the Sublease Termination, which is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K.

In addition, in November 2017, the Company entered into a new office facility lease of approximately 3,500 square feet of office space in Waltham, Massachusetts with annual lease payments of approximately $0.1 million and a three-year term commencing on or about December 1, 2017.

Item 1.02	Termination of a Material Definitive Agreement.

See the discussion set forth in Item 1.01 of this Current Report on Form 8-K, which discussion is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description

10.1	Sublease Termination Agreement, effective November 10, 2017, by and between the Company and Cimpress.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 16, 2017	Chiasma, Inc.

	By:	/s/ Mark J. Fitzpatrick
Mark J. Fitzpatrick
President, Chief Executive Officer, and Director